Exhibit (g)(1)(ii)

AMENDED AND RESTATED

APPENDIX A

CUSTODY AGREEMENT

The following Subcustodians and Securities Systems are approved for use in connection with the Custody Agreement dated December 18, 2014.

SECURITIES SYSTEMS:

Depository Trust Company
Federal Book Entry

SPECIAL SUBCUSTODIANS:

DOMESTIC SUBCUSTODIANS:

Brown Brothers Harriman & Co.  (Foreign Securities Only)

Aspiration Funds	UMB BANK, N.A.
By: /s/ Andrei Cherny	By: /s/ Peter Bergman
Name: Andrei Cherny Title: President Date: November 18, 2019 :	Name: Peter Bergman Title: Senior Vice President Dagte: December 6, 2019